Exhibit 99.1

UTZ BRANDS EXPANDING IN FILLED PRETZELS WITH ACQUISITION OF H.K. ANDERSON BUSINESS FROM CONAGRA BRANDS

Hanover, PA – September 29, 2020 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”) announced that its subsidiary Utz Quality Foods, LLC has entered into a definitive agreement with Conagra Brands, Inc. (NYSE: CAG) to acquire certain assets of the H.K. Anderson business, a leading brand of peanut butter-filled pretzels. The transaction, with a purchase price of less than $10 million which will be funded from current cash-on-hand, enables Utz to jump-start its entry into the growing filled pretzel segment, leveraging the synergies of its salty snack platform. The acquisition includes intellectual property specific to the H.K. Anderson brand and does not include employees, facilities or equipment. The transaction is expected to close in November 2020, subject to customary closing conditions.

“The approximate $100 million filled segment of pretzels is ripe for innovation and growth,” said Dylan Lissette, Chief Executive Officer of Utz Brands, Inc. “As we look to increase our share in the rapidly expanding salty snack category through new products and geographic growth, this type of acquisition is tailor made for the synergies and growth opportunity afforded by our platform.”

While traditional versions of pretzels continue to enjoy popularity, increased consumer snacking presents opportunities to accelerate momentum in the pretzel category through innovation.  According to IRI, dollar sales of pretzels increased 10% percent to $1.4 billion, based on data for the 52 weeks ending September 6, 2020, an increase of more than $120 million versus a year ago.

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About Utz Brands, Inc.
Utz manufactures a diverse portfolio of savory snacks under popular brands including Utz®, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and Tortiyahs!® among others.

After nearly a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally and internationally through grocery, mass merchant, club, convenience, drug and other channels.  Based in Hanover, Pennsylvania, Utz operates fourteen facilities located in Pennsylvania, Alabama, Arizona, Illinois, Indiana, Louisiana, Washington, and Massachusetts.  For more information, please visit www.utzsnacks.com or call 1-800-FOR-SNAX.

Investors and others should note that Utz announces material financial information to its investors using its investor relations website (https://investors.utzsnacks.com/investors/default.aspx), SEC filings, press releases, public conference calls and webcasts. Utz uses these channels, as well as social media, to communicate with our members and the public about the Company, the Company’s products and other issues. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America's leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company's portfolio is evolving to satisfy people's changing food preferences. Conagra's iconic brands, such as Birds Eye®, Marie Callender's®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie's® BOOMCHICKAPOP®, Duke's®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

About H.K. Anderson

Please visit our website at www.hk-anderson.com to learn about our story and our snacks.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Utz’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Utz’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Utz’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the risk that the recently completed business combination with Collier Creek Holdings disrupts plans and operations; the ability to recognize the anticipated benefits of such business combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against the Company following the consummation of such business combination; changes in applicable law or regulations; costs related to the business combination; the inability of the Company to maintain the listing of the Company’s Class A Common Stock and public warrants on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by the Company’s competitors’ actions that result in the Company’s products not suitably differentiated from the products of competitors; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on September 3, 2020. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Utz considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Utz cautions that the foregoing list of factors is not exclusive. Utz cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Utz does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Investor Contacts

Ashley DeSimone

ICR

utz@icrinc.com

646-677-1827

Media Contacts

Marie Espinel, Katie Lewis or Hannah Arnold

The LAKPR Group

mespinel@lakpr.com, klewis@lakpr.com or harnold@lakpr.com